EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-16675, 333-135440 and 333-128934 on Form S-8 of Consolidated Communications Holdings, Inc. of our reports dated: March 4, 2011, relating to the financial statements of GTE Mobilnet of Texas #17 Limited Partnership and Pennsylvania RSA 6(II) Limited Partnership as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, and our report dated March 8, 2010 relating to the financial statements of Pennsylvania RSA 6(I) as of December 31, 2009, and for the two years in the period then ended, appearing in this Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 4, 2011